Exhibit 10.17

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LIFE TECHNOLOGIES CELL LINE LICENSE AGREEMENT

This Cell Line License Agreement (the “Agreement” or the “License”), effective as of November 15, 2018 (the “Effective Date”), by and between Life Technologies Corporation, a Delaware corporation having its principal place of business at 5781 Van Allen Way, Carlsbad, CA 92008 USA (“Life”), and BridgeBio Services, Inc., a Delaware Limited Liability Company having its principal place of business at 421 Kipling Street, Palo Alto, California 94301, USA (“Licensee”). Each of Life and Licensee may be referred to herein as a “Party” and collectively as the “Parties”.

BACKGROUND RECITALS

WHEREAS, Life has developed certain Expi293FTM lines (cGMP banked) (“Life Cells”, as defined below);

WHEREAS, the Parties entered into that certain Cell Line Evaluation License Agreement, effective as of August 31, 2018, (“Evaluation Agreement”) to evaluate the use of the Life Cells for Licensee’s purposes;

WHEREAS, Licensee desires to obtain a non-exclusive license to use such Life Cells for producing genetically engineered adeno-associated virus (“AAV”) particles for certain purposes, including, but not limited to, research, development (including human clinical trials), manufacturing and commercial uses; and

WHEREAS, Life is willing to grant to Licensee a non-exclusive license to use Life Cells under the terms and conditions set forth hereunder.

AGREEMENT

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound agree as follows:

1. Definitions. For the purposes of this Agreement, the terms set forth hereinafter are defined as follows:

1.1 “Additional License Fee” has the meaning set forth in Section 3.2.

1.2 “Additional Licensee Product(s)” means products that (a) meet the requirements of Subsections (i)-(iii) of Licensee Product(s)’ definition and (b) are added to the Agreement after the Effective Date in accordance with Section 2.2 (subject to the payment of the corresponding fees set forth in Section 3).

EXECUTION COPY	CONFIDENTIAL

1.3 “Affiliate” means with respect to a particular Party, a person, corporation, partnership, or other entity that is controlled by such Party, for only so long as such control exists. For the purposes of this definition, the word “Control” means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), or by contract or otherwise.

1.4 “Authorized Affiliate(s)” mean those Licensee Affiliates listed in Exhibit A attached hereto, which may be amended and updated from time to time in accordance with Section 2.1(b).

1.5 “Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the U.S. are authorized or obligated by Laws to close.

1.6 “Cell Line Documentation Package” or “CLDP” means a single document package that details the source, history and generation of one (1) specific lot of Life Cells, including the preparation, characterization and testing of the seed, master, working and/or catalog cell banks (as applicable) for such Life Cells. The CLDP is subject to Life copyrights and to the terms and conditions contained in this Agreement.

1.7 “Change of Control” means with respect to an entity, the acquisition by any person or group, directly or indirectly, of the beneficial ownership of more than fifty percent (50%) of the total voting power of such entity; (ii) through a merger of such entity into another person or entity; and (iii) through the sale, lease or transfer of all or substantially all of the assets of such entity to any person or entity in one or a series of related transactions. For the sake of clarification, a Change of Control shall not be deemed to have occurred if Licensee and/or one or more of its Authorized Affiliates files for an Initial Public Offering and becomes a publicly traded company.

1.8 “Claims” has the meaning set forth in Section 11.1

1.9 “Confidential Information” has the meaning set forth in Section 5.1.

1.10 “Cure Period” has the meaning set forth in Section 7.3.

1.11 “Development” with a correlative meaning for “Develop”, means any and all activities relating to preparing and conducting preclinical testing, toxicology testing, human clinical studies, and regulatory activities (e.g., regulatory applications) with respect to Licensee Product, together with the testing, analysis, expression, manufacture, production and storage of the Licensee Product solely for the purpose of conducting the foregoing activities.

1.12 “Distributor” means a Third Party to whom, pursuant to a written agreement with such Third Party, Licensee sells Licensee Products under Licensee’s Marks for resale to customers. In no event shall any Third Party have the rights to make modifications to any Licensee Products or part thereof, including relabeling such Licensee Products or part thereof, except for placement of the Distributor’s name on such Licensee Product to comply with any country-specific regulatory requirements.

1.13 “FDA” means the U.S. Food and Drug Administration or any successor regulatory agency or body thereto.

EXECUTION COPY	CONFIDENTIAL

1.14 “First Commercial Sale” means the first sale or other transfer for consideration for use or consumption by the customer of a Licensee Product in the Territory after marketing approval by a Regulatory Authority has been obtained.

1.15 “First Licensee Product” means a product that (a) meets the requirements of Subsections (i)-(ii) of Licensee Product(s)’ definition and (b) is used only in the treatment of, or in the preparation of the treatment of, 21-hydroxylase deficiency in human patients through Licensee’s proprietary methodologies.

1.16 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, or other tribunal).

1.17 “IND” means an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug and Cosmetic Act, with the FDA or any corresponding application in any country or regulatory jurisdiction other than the U.S.

1.18 “Initial License Fee” has the meaning set forth in Section 3.1.

1.19 “Laws” means all applicable laws, statutes, rules, regulations, ordinances, compliance guidance in final form, and other pronouncements, all as amended from time to time, having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.20 “Licensee’s Marks” means Licensee’s trademarks and trade names, whether registered or not, and Licensee’s brands and logos.

1.21 “Licensee Product(s)” means products, which are (i) genetically engineered AAV particles, including therapeutically active formulations of such products, (ii) developed and manufactured by Licensee or its Authorized Affiliates, or on behalf of Licensee or its Authorized Affiliates by Service Provider(s), through the use of Life Cells, (iii) used only in the treatment of, or in the preparation of the treatment of, a certain indication in human patients through Licensee’s proprietary methodologies, and are (iv) a First Licensee Product or an Additional Licensee Product.

1.22 “Life Cells” means the Expi293FTM cell lines (cGMP banked) (with catalog number 100044202) transferred to Licensee or its Authorized Affiliates by Life or a Life Affiliate prior to the Effective Date under the Evaluation Agreement; and (ii) any and all progeny thereof generated by Licensee or its Authorized Affiliates

1.23 “Life Indemnitees” has the meaning set forth in Section 11.1.

1.24 “Life Rights” means one or more of the intellectual property rights licensed to or owned by Life, to the extent that they relate to the manufacture, use, sale, or import of Licensee Product or the use of the CLDP in accordance with the license grant, selected from the following: (i) all proprietary rights of Life in and to the Life Cells including biological materials rights; (ii) all proprietary know-how, trade secrets, data, test results, techniques, procedures, compositions, methods, formulas, protocols and information, in each case developed, owned, or controlled by Life or its Affiliates and (iii) all copyrights, whether or not such copyrights are registered with the U.S. Library of Congress or other governmental body by Life or its Affiliate, which are associated with the CLDP.

EXECUTION COPY	CONFIDENTIAL

1.25 “Non-Compliant Entity” has the meaning set forth in Section 7.3.

1.26 “Regulatory Authorization” means any approval or authorization of any Regulatory Authority in a particular jurisdiction that is necessary for the Development, manufacture, use, storage, import, transport, marketing, sale, or other commercialization of Licensee Products in such jurisdiction in accordance with Laws.

1.27 “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Authorization in any country or jurisdiction, including Without limitation, in the U.S., the FDA and any other applicable Governmental Authority having jurisdiction over the Life Cells or over Licensee Products.

1.28 “Regulatory Filings” means regulatory applications, submissions, notifications, registrations, Regulatory Authorizations, or other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable in order to research, Develop, manufacture, market, sell or otherwise commercialize Licensee Products in a particular country or jurisdiction.

1.29 “Service Provider” means a Third Party, including, but not limited to a contractor, subcontractor or contract service organization, that performs services for consideration on behalf of Licensee or its Authorized Affiliate, and with whom Licensee or its Authorized Affiliate has entered into a written agreement for the provision of services for Licensee or its Authorized Affiliate that employs Life Cells solely for the benefit of Licensee or such Authorized Affiliate of Licensee, for purposes which include, without limitation, the research, Development, testing, analysis, expression, assay, manufacture, production and storage of Licensee Products.

1.30 “Term” has the meaning set forth in Section 7.1.

1.31 “Territory” means worldwide.

1.32 “Third Party” means any person or entity other than Life, Affiliates of Life, Licensee, and Authorized Affiliates of Licensee.

1.33 “U.S.” means the United States of America.

2. Grant of License; Authorized Affiliates; Service Providers; CLDP.

2.1 Grant of License.

(a) For each Licensee Product for which appropriate payments of the Initial License Fee and Additional License Fee have been made (as set forth in Section 3) and subject to the terms and conditions of this Agreement, Life hereby grants to Licensee, and Licensee hereby accepts from Life, a worldwide, non-exclusive, royalty-free, non-sublicensable, non-transferable (except as set forth in Section 2.1(d) hereof) license in the Territory under the Life Rights for Licensee to: (i) use the Life Cells to Develop Licensee Products and to have Service Providers use the Life Cells to Develop Licensee Products for or on behalf of Licensee only, and (ii) use the Life Cells to make, have made by Services Providers, sell and have sold by Distributors, offer for sale, import and export such Licensee Products, all solely under Licensee’s Marks.

EXECUTION COPY	CONFIDENTIAL

(b) Use by Authorized Affiliates. Any rights of Licensee under this Agreement may be exercised and any obligations of Licensee under this Agreement may be performed by any Authorized Affiliate of Licensee to the extent that (i) the Authorized Affiliate remains an Affiliate of Licensee and (ii) such Authorized Affiliate’s name and address is listed on Exhibit A. Licensee may, from time to time after the Effective Date, add additional Affiliates to the list of Authorized Affiliates set forth in Exhibit A by providing a copy of such updated Exhibit A to Life pursuant to Section 12.2 of this Agreement. Upon Life’s receipt of the updated Exhibit A such Affiliate will be considered an Authorized Affiliate hereunder. Licensee hereby unconditionally guarantees the compliance with and performance by its Authorized Affiliates of all applicable provisions of this Agreement and will be responsible and jointly and severally liable for all of its and its Authorized Affiliates’ obligations due pursuant to this Agreement. A breach of this Agreement by any of Authorized Affiliates will be deemed a breach by Licensee.

(c) Use by Service Providers. For clarity, nothing herein will preclude Licensee from entering into, or will require consent from Life with respect to, agreements with any Service Providers to transfer Life Cells to Service Providers, for use by such Service Providers for purposes which include, without limitation, the research and Development of Licensee Products in accordance with the rights granted hereunder, provided that each such Service Provider to which Life Cells are transferred after the Effective Date agrees in writing:

(i) only to use such Life Cells on behalf of Licensee as provided hereunder;

(ii) not to transfer Life Cells to, or use Life Cells on behalf of, any Third Party;

(iii) not to use Life Cells for the benefit of such Service Provider other than such use on behalf of Licensee hereunder; and

(iv) to return to Licensee or destroy all Life Cells in its possession upon completion or termination of its activities on behalf of Licensee, and to certify such return or destruction in writing to Licensee (with a copy of such certification provided to Life upon request).

Licensee shall promptly notify Life once it becomes aware that any Service Provider is using Life Cells other than as permitted under this Agreement. Licensee agrees that its continued employment of a Service Provider when Licensee and/or its Authorized Affiliates are aware or should be aware that such Service Provider is using Life Cells other than as permitted hereunder, if not cured as provided under Section 7.3, shall constitute a material breach by Licensee under this Agreement. Notwithstanding the foregoing, Licensee shall remain responsible for its own and its Service Providers’ performance under this Agreement

(d) Sublicensing; Assignment; Transferability. No licenses provided under this Agreement may be sublicensed, assigned, or otherwise transferred by Licensee except in accordance with Section 8 below. Except as set forth in Section 2.1(c) hereof, Licensee shall have no right to transfer Life Cells to any Third Party under this Agreement

(e) Cell Line Documentation Package.

(i) Licensee’s payment of the Initial License Fee set forth in Section 3.1 of this Agreement includes the right for Licensee to receive one (1) copy of a CLDP for one (1) specified lot of Life Cells.

EXECUTION COPY	CONFIDENTIAL

(ii) Subject to the full payment of the Initial License Fee, Life will send Licensee one (1) copy of a CLDP which will include the cell line specific part number 100044202 and lot number 556726-MCB1 of Life Cells, no later than ten (10) Business Days after Life’s receipt of the Initial License Fee.

(iii) In addition to any other rights and licenses granted under this Agreement, Life additionally hereby grants to Licensee, and Licensee hereby accepts from Life, a worldwide, royalty-free, non-exclusive, non-transferable, non-sublicensable license under Life Rights for Licensee to use CLDP solely for the purpose of applying for, obtaining and maintaining Regulatory Authorizations for Licensee Products. Except as otherwise stated in this Section 2.1(e), Licensee may not transfer or disclose the CLDP to any Service Provider or any other Third Party.

(iv) For the avoidance of doubt, Life is under no obligation to deliver the CLDP to Licensee prior to Life’s receipt of the Initial License Fee. For clarity, Licensee acknowledges and agrees that (a) neither Life nor any of its Affiliates shall be under any obligation to provide to Licensee any documentation or information pertaining to Life Cells (including, without limitation, other lots of Life Cells) other than the CLDP sent by Life to Licensee for the specific lot of Life Cells, and (b) the CLDP provided by Life to Licensee shall be deemed Confidential Information under this Agreement.

(v) If Licensee desires to obtain a license to use additional CLDP(s) for additional lots of Life Cells, Licensee will pay to Life an amount of [***] USD ($[***]) (“Additional CLDP Fee”), which is not included in the fees set forth below in Section 3. Licensee will send such request in writing to Life with payment of the Additional CLDP Fee for each such additional CLDP requested, and Life will send such additional CLDP(s) to Licensee within forty-five (45) days of Life’s receipt of the Additional CLDP Fee(s) (“Additional CLDP”). Terms governing Licensee’s use of Additional CLDP(s) are set forth in this Section 2.1(e).

(f) No Other Rights Granted. No other rights are conveyed to Licensee by Life by implication, estoppel or otherwise.

2.2 Additional Licensee Products.

(a) At any time during the Term and subject to Section 2.2(d), Licensee may provide Life with a written request (“Request Notice”) to add a Licensee Product to this Agreement (“Proposed Licensee Product”). The Request Notice will include details relating to the Proposed Licensee Product and its intended use, including the specific indication that the Proposed Licensee Product would be used to treat. Any information provided by Licensee will be subject to confidentiality obligations and will only be used for the purposes of this Section 2.2.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b) Within thirty (30) days after receiving the Request Notice, Life will notify Licensee in writing of its acceptance or rejection of the request to add such Proposed Licensee Product. Life may not reject any request to add a Proposed Product, unless, at such time: (a) Life is subject to a contractual obligation between Life and a Third Party that would preclude Life from granting a license under Section 2.1 with respect to the Proposed Licensee Product, (b) Life is engaged in bona fide negotiations with a Third Party that would preclude Life from granting a license under Section 2.1 with respect to the Proposed Licensee Product, or (c) Licensee is in material breach of the terms of this Agreement, in which cases, the request to add the Proposed Licensee Product will be rejected.

(c) Within thirty (30) days from Life’s acceptance, Licensee may exercise its right to add the Proposed Licensee Product to this Agreement by notifying Life that it is adding the Proposed Licensee Product to this Agreement and remitting the applicable Additional License Fee as set forth in Section 3.2, concurrent with such notice.

(d) Licensee must add Licensee Products to this Agreement, in accordance with this Section 2.2(a)-(c), at least thirty (30) days prior to the (i) transfer of the Proposed Licensee Product to Service Providers for development purposes on behalf of Licensee, or (ii) initiating a first clinical trial relating to the Proposed Licensee Product.

2.3 Limitations. Licensee acknowledges and agrees that Licensee does not acquire any rights hereunder to:

(a) transfer Life Cells to any Third Party other than its Service Providers or the Service Providers of its Authorized Affiliates as specifically set forth in Section 2.1;

(b) sell or offer to sell Life Cells to any Third Party;

(c) directly administer the Life Cells into humans or animals; or

(d) direct the replication of or the use of the Life Cells for any purpose other than as set forth in Section 2.1 or as otherwise specified herein.

2.4 Audits. Upon Life’s request provided with reasonable prior written notice, Licensee will allow an appropriately qualified independent Third Party selected by Life and reasonably accepted by Licensee (the “Auditor”) to visit Licensee’s facilities during normal business hours to examine Licensee’s manufacturing records that are related to the submission of a Regulatory Filing to a Regulatory Authority with respect to a Licensee Product and make copies of relevant records as reasonably required to determine that Licensee is carrying out its obligations in compliance with this Agreement. Life will be entitled to perform such audit no more than once per calendar year at its sole expense. All information acquired by said Auditor during the audit will be deemed Confidential Information under this Agreement and the Auditor shall enter into a written confidentiality and non-use agreement under terms at least as restrictive as this Agreement prior to entering Licensee’s premises. Whilst at the Licensee’s premises, the Auditor will abide by the Licensee’s rules and requirements for visitors and will not interfere with Licensee’s operations

2.5 No Implied License. Nothing in this Agreement shall be construed as conferring explicitly or by implication, estoppel or otherwise any license, right or immunity under any rights that Life (and its successors, Affiliates and assigns, and successors, Affiliates and assigns of each

EXECUTION COPY	CONFIDENTIAL

of the foregoing) now owns or holds a license to, or acquires or obtains a license to in the future, other than the specifically identified Life Rights for use in connection with Licensee Products. Furthermore, Licensee and its Authorized Affiliates have not provided and will not provide, and Life and its Affiliates have not received and will not receive, any consideration except that which is expressly provided herein for the specific rights expressly granted herein.

3. Fees.

3.1 Initial License Fee. As consideration for the rights granted to Licensee under this Agreement with respect to the First Licensee Product, Licensee agrees to pay Life a one-time, non-refundable, non-creditable initial license fee of [***] USD ($[***]) (“Initial License Fee”) as follows:

(a) the Parties agree that the amount of [***] USD ($[***]) previously paid by Licensee as a license fee under the Evaluation Agreement is credited against this Initial License Fee due hereunder; and

(b) the remaining Initial License Fee in the amount of [***] USD ($[***]) is due and payable within seven (7) days or the Effective Date.

3.2 Additional License Fee. For each Additional Licensee Product that will be added to this Agreement, Licensee agrees to pay Life, in accordance with the schedule set forth in Section 2.2(c), the [***] additional license fee (“Additional License Fee”) as follows:

(a) [***] USD ($[***]) for the first Additional Licensee Product; provided that such first Additional Licensee Product is added to this Agreement until [***];

(b) [***] USD ($[***]) for the second Additional Licensee Product;

(c) [***] USD ($[***]) for the third Additional Licensee Product.

In the event that Licensee pays [***], Licensee will have a fully paid-up license to use Life Cells in accordance with the terms of the Agreement [***]. For the avoidance of doubt, obtaining such fully paid-up license shall not relieve Licensee of any payment of Change of Control fee as set forth in Section 8.1.

For clarity, termination of this Agreement at any time after the Effective Date shall not relieve Licensee of any unfulfilled payment obligations of the fees set forth herein.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4. Payment. All payments due hereunder shall be payable in U.S. dollars and shall be made by check or wire transfer to the appropriate account as follows:

Payment by check shall be made to:

Thermo Fisher Scientific, Inc.

Life Technologies Corporation

5823 Newton Drive

Carlsbad, CA 92008 USA

Attention: Contract Management & Analytics (CMA)

Payment by wire transfer shall be made to:

[***]

Licensee shall be responsible for any and all bank transfer charges associated with payments required to be made by it or its Authorized Affiliates under this Agreement

Any amount not paid by Licensee when due will bear interest at an annual rate of [***] percent ([***]%) over the prime rate offered by Citibank N.A. on the date the payment is due until the due date the payment is made. The payment of such interest shall not prohibit Life from exercising any other rights it may have as a consequence of the lateness of the payment.

5. Confidentiality; Press Release; Use of Life Marks.

5.1 Confidential Information. The term “Confidential Information” in this Agreement means all non-public or proprietary information disclosed by or on behalf of a Party or its Affiliates to the other Party pursuant to this Agreement, which may include ideas, inventions, discoveries, concepts, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in whatever form or medium, and whether or not designated or marked “confidential” or “proprietary.” Confidential Information shall include the terms and conditions of this Agreement.

5.2 Exclusions. Notwithstanding any other provision of this Agreement, Confidential Information shall not include any item of information that the receiving party demonstrates:

(i) became generally available to the public other than as a result of disclosure by the receiving party or its Affiliates;

(ii) was available to the receiving party and its Affiliates on a non-confidential basis prior to the disclosure to the receiving party by the disclosing party;

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(iii) became available to the receiving party or its Affiliates on a non-confidential basis from a source other than the disclosing party; provided that, such source is not bound by an obligation of confidentiality to the disclosing party; or

(iv) was independently developed by the receiving party without use of the Confidential Information as evidenced by written records.

5.3 Non-Use and Confidentiality. The Parties shall maintain the Confidential Information in strict confidence and the Parties shall use Confidential Information only in accordance with the terms and conditions of this Agreement. Each Party shall:

(i) limit its dissemination of Confidential Information to only those employees and agents of such Party, Life’s Affiliates or Authorized Affiliates, who require such Confidential Information in order to exercise the rights of each Party, Life’s Affiliates or Authorized Affiliates under this Agreement and such employees and agents shall be subject to obligations of confidentiality at least as restrictive as those specified herein; and

(ii) not disclose, without the prior written consent of the other Party, Confidential Information to any Third Party other than to (a) an Authorized Affiliate or Service Provider to the extent required for the purposes of this Agreement, (b) to a Regulatory Authority in connection with Regulatory Filings, or (c) to any Governmental Authority in accordance with Laws. In the event that the receiving party or anyone to whom it transmits the Confidential Information pursuant to this Agreement becomes legally required to disclose any such Confidential Information, the receiving party shall provide the disclosing party with prompt notice of such required disclosure so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, the receiving party shall furnish only that portion of the Confidential Information which is legally required to be furnished in the written opinion of the receiving party’s counsel. The burdens of non-use and confidentiality under this Agreement will continue until terminated by mutual agreement between the Parties hereto.

5.4 Press Release. Neither Party will make any public press release or similar publicity announcement or disclosure that includes the other Party’s names, logos, trademarks or service marks, or the physical likeness or names of its employees or investigators or other symbols of the other Party without the other Party’s prior written consent.

5.5 Limited Use of Life Marks. Licensee shall not, at any time, employ any of the trade names, trademarks, trade dress, slogans, designs, or the like of Life or its Affiliates for any advertising, promotional, or other purposes without prior written permission to do so from Life; provided, however, that Licensee may disclose the existence of this Agreement and the name of Life and its Affiliates to Licensee’s Authorized Affiliates, Service Providers and Third Parties, and to Regulatory Authorities in connection with Regulatory Filings and in accordance with the requirements of any Governmental Authorities (subject to Section 5.3 above).

EXECUTION COPY	CONFIDENTIAL

6. Reservation of Rights. This Agreement shall not limit the rights of Life or its Affiliates in any way regarding Life Rights. It is specifically understood that as between the Parties to this Agreement, Life reserves the right for itself or its Affiliates to exercise its rights in its intellectual property, and to license, sublicense, assign or otherwise transfer such rights to others for any purpose whatsoever, under any terms, in its sole discretion, including terms and conditions that are substantially similar to or different from those in this Agreement. For purposes of clarification, Life may provide Third Parties with draft contracts that are substantially similar to this Agreement and may additionally provide cell line documentation package, including the CLDP, to Third Parties at its sole discretion.

This Agreement shall also not limit the rights of Licensee or its Authorized Affiliates to license their own intellectual property rights to any Third Party. For clarity, in order for any Third Party to use Life Cells or any Life intellectual property rights thereto (including Life Rights) for commercial purposes (including without limitation pre-IND commercial research), except as set forth in 2.1(c), such a Third Party must obtain a separate license from Life for consideration and on terms and conditions to be determined by Life, and it is a material condition of this Agreement that Licensee inform its clients, potential licensees and other Third Parties interested in such rights of this requirement in writing with a copy of each such notification to Life.

7. Term and Termination.

7.1 Term. This Agreement is effective as of the Effective Date, and will continue in perpetuity unless earlier terminated in accordance with this Section 7 (the “Term”).

7.2 Termination by Licensee. Licensee may terminate this Agreement without specification of any reason with thirty (30) days’ prior written notice to Life. Any such termination shall become effective at the end of the thirty (30) day notice period.

7.3 Termination by Life.

(i) Upon a material breach or default of a material term under this Agreement by Licensee or an Authorized Affiliate of Licensee, including without limitation a failure to pay fees owed as specified in this Agreement, this Agreement may be terminated by Life upon sixty (60) days prior written notice to Licensee (the “Cure Period”), unless Licensee has cured any such material breach prior to the expiration of such Cure Period.

(ii) In the event that (a) Licensee notifies Life, or (b) Life becomes independently aware, that any of Licensee’s Authorized Affiliates or a particular Service Provider is using Life Cells and/or CLDP other than as permitted under this Agreement (a “Non-Compliant Entity”), the rights conveyed by Licensee or its Authorized Affiliates to such Non-Compliant Entity under this Agreement may be terminated by Life upon sixty (60) days’ written notice to Licensee, unless during said period the Non-Compliant Entity cures the non-compliant activities, and Licensee provides clear written evidence of such cure to Life.

(iii) Life shall have the right to terminate this Agreement immediately at any time upon written notice to Licensee in the event that continued performance under the Agreement may violate any Laws and such violation of Laws cannot be avoided by an amendment of the Agreement. Life shall communicate with Licensee regarding the circumstances giving rise to such termination and shall use commercially reasonable efforts to provide Licensee with advance notice of such termination. Prior to terminating the Agreement as set forth herein, Life shall use commercially reasonable efforts to mitigate the potential violation of any Laws.

EXECUTION COPY	CONFIDENTIAL

Termination by Life in compliance with this Section 7.3 shall not, in any event, constitute a breach of this Agreement

7.4 Effect of Termination.

(a) Upon the effective date of termination of this Agreement, all rights and licenses granted to Licensee and its Authorized Affiliates by Life hereunder, including any rights extended by Licensee and/or its Authorized Affiliates to Service Providers, or Distributors shall automatically and immediately terminate and Licensee shall immediately stop, and shall cause (if applicable) its Authorized Affiliates, Service Providers, and Distributors to immediately stop, exercising the license rights granted to Licensee in Section 2.1 of this Agreement.

(b) Licensee shall, as soon as practicable, but in any event, within sixty (60) days following the effective date of termination of this Agreement cause its Authorized Affiliates and Service Providers, to return to Licensee or destroy all Life Cells in such Authorized Affiliates’ and/or Service Providers’ possession, with certification of such return or destruction in writing to Licensee (with a copy of such certification provided to Life upon request).

(c) Within thirty (30) days following the effective date of termination of this Agreement, to the extent not otherwise required by law, Licensee will return to Life or destroy all copies of the CLDP and information provided therein which are in Licensee’s possession, and shall certify such return or destruction in writing to Life.

(d) Upon termination for any reason of rights conveyed by Licensee or its Authorized Affiliates to any Authorized Affiliate or Service Provider, under this Agreement, which termination does not include termination of the licenses granted to Licensee hereunder, Licensee shall, within thirty (30) days following the effective date of such termination, cause the terminated Authorized Affiliate or Service Provider to return to Licensee or destroy all Life Cells in such Authorized Affiliate’s or Service Provider’s, possession and to certify such return or destruction in writing to Licensee (with a copy of such certification provided to Life upon request).

(e) All rights and obligations of the Parties set forth herein that expressly or by their nature survive the expiration, assignment or termination of this Agreement shall continue in full force and effect subsequent to, and notwithstanding the termination of this Agreement until they are satisfied or by their nature expire and shall bind the Parties and their legal representatives, successors, and permitted assigns, including, without limitation (i) Sections 3 and 4 (to the extent that payment obligations existing before expiration or termination of this Agreement remain unmet upon expiration or termination of this Agreement); and (ii) Sections 1, 5, 6, 7.4, 8, 9.5, 9.6, 9.7, 10, 11 and 12.

8. Assignment/Transferability.

8.1 Assignment by Licensee. This Agreement is personal to Licensee and neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise, including, without limitation Licensee’s Change of Control) without the prior express written consent of Life, which shall not be unreasonably withheld, Life’s consent may be subject to additional consideration. Notwithstanding the foregoing, Licensee may assign this Agreement once in connection with a Change of Control transaction without first obtaining such consent, subject to the payment of a one-time, non-refundable, non-creditable Change of Control fee of [***] USD ($[***]) for all Licensee Products then in existence, corresponding to the rights granted in Section 2.1(a) of the

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION COPY	CONFIDENTIAL

Agreement, by the acquiring entity or assignee. Such payment shall be made within thirty (30) days of the Change of Control by the acquiring entity or assignee. In addition to the Change of Control fee, the assignee is also required to pay any unpaid fees, as set forth in Section 3. For the avoidance of doubt, following the initial assignment as set forth above, Licensee, or Licensee’s successor in interest shall not be permitted to assign or otherwise transfer the rights granted by Life in this Agreement without Life’s prior written consent.

8.2 Assignment by Life. Life may assign all or any part of its rights and obligations under this Agreement at any time without the consent of Licensee or its Authorized Affiliates or (if applicable) any successor or permitted transferee of Licensee to whom this Agreement may have been assigned pursuant to Section 8.1. Licensee or (if applicable) any successor or permitted transferee agrees to execute such further acknowledgments or other instruments as Life may reasonably request in connection with such assignment

8.3 Binding Effect. Any permitted assignment of this Agreement shall be binding on the assignee. Any purported assignment or other transfer of this Agreement other than as expressly set forth in Section 2.1 or this Section 8 shall be null and void.

9. Warranties and Representations; Acknowledgements; Limitation of Liability.

9.1 By Life. Life represents and warrants that, as of the Effective Date, it has the full right and authority to enter into this Agreement and to grant to Licensee the rights granted in Section 2 of this Agreement. For the avoidance of doubt, Life Cells were provided “as is” solely for Licensee to generate derivative products. Except as provided in this Section 9.1, Life makes no representations or warranties concerning the Life Cells.

9.2 By Licensee.

(a) Licensee represents, warrants and covenants to Life that:

(i) Licensee has the full right and authority to enter into this Agreement;

(ii) the use of Life Cells by Licensee, its Authorized Affiliates and Service Providers prior to the Effective Date has been in compliance with the Evaluation Agreement;

(iii) Licensee has complied with and shall comply with and require its Authorized Affiliates and Service Providers to comply with all (i) Laws (including, current Good Manufacturing Practices (cGMP)); (ii) requirements of Regulatory Authorities, and will obtain all applicable Regulatory Authorizations in connection with the exercise of the rights granted to Licensee by Life hereunder. Licensee will issue, where appropriate, all necessary labelling and/or warnings related to human materials with respect to use of Life Cells and Licensee Products;

(iv) Licensee and its Authorized Affiliates will conduct all additional tests to ensure the safety, potency and purity of Licensee Products, including the testing of the Life Cells, any derivatives thereof, and any products, including Licensee Products that Licensee or its Authorized Affiliates offers for sale or sells or services that Licensee or its Authorized Affiliates performs that are manufactured using, derivatives of, or ever came in contact with the Life Cells, for viral and/or bacterial contamination or other adventitious agents, and that it will remove any such contamination or adventitious agent from any additional processes, materials, or products that Licensee may create using or that came in contact with Life Cells;

(v) Licensee will not resell Life Cells;

(vi) Licensee is solely responsible for determining the suitability of the Life Cells purchased from Life for use by Licensee;

(vii) Licensee and its Authorized Affiliates, as applicable, will be responsible for obtaining any required Third Party intellectual property rights with respect to Licensee’s and its Authorized Affiliates’ (a) use of Life Cells or Life Rights and (b) commercialization of Licensee Products, and Licensee acknowledges that any such Third Party rights are not herein conferred by Life to Licensee by implication, estoppel, or otherwise;

(viii) Licensee shall not sell or cause to be sold, use or cause to be used Licensee Products in any manner requiring Regulatory Authorization until it is finally obtained; and

(ix) Licensee will comply with all applicable anticorruption and antibribery laws and will not knowingly take any action that would cause Life or any of its Affiliates to be in violation of such laws. As part of such compliance, Licensee represents that it shall not offer or make any improper payments of money or anything of value to a non-U.S. Government Official in connection with this Agreement. Licensee shall not offer or make improper payments to a Third Party knowing, or suspecting, that the Third Party will give the payment, or a portion of it, to a Government Official.

(b) Licensee acknowledges and covenants that:

(i) Life Cells were originally sold by Life and its Affiliates for research use only and are expressly not qualified for commercial, therapeutic or biotherapeutic purposes by Life or its Affiliates. Licensee assumes all responsibility and liability associated with Licensee’s use of Life Cells for human use;

(ii) Life Cells have not been tested by or for Life for safety or efficacy or any other purpose, unless expressly stated in the CLDP or in Life’s catalogues or on the label or other documentation accompanying the Life Cells at the time the Life Cells were sold to Licensee;

(iii) there are gaps in the cell One history of Life Cells prior to the receipt of the original variants of the Life Cells by Life or its Affiliates. Licensee agrees to assume all responsibility for addressing those gaps as may be requested by Regulatory Authority;

EXECUTION COPY	CONFIDENTIAL

(iv) Life developed Life Cells and provided Life Cells to Licensee without expectation that Life Cells would be used in humans; and

(v) nothing in the Agreement shall be construed as conferring the right to use in advertising, publicity or otherwise any trademarks or any contraction, abbreviation, simulation or adaptation thereof, of Life, except as expressly set forth herein.

9.3 Mutual. Each Party represents and warrants to the other Party that (i) such Party is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) such Party has the legal power and authority to execute, deliver and perform this Agreement; (iii) the execution, delivery and performance by such Party of this Agreement has been duly authorized by all necessary corporate action; (iv) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (v) the execution, delivery and performance of this Agreement will not cause or result in a violation of any law, of such Party’s charter documents, or of any contract by which such Party is bound.

9.4 Anti-Boycott. Notwithstanding any other provision of this Agreement, neither Licensee nor Life shall be required to take or refrain from taking any action impermissible or penalized under the laws of the United States or any applicable foreign jurisdiction, including without limitation the anti-boycott laws administered by the U.S. Commerce and Treasury Departments.

9.5 Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER LIFE NOR ANY OF ITS AFFILIATES MAKES ANY WARRANTIES, EXPRESS OR IMPLIED OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE MANUFACTURE, USE, IMPORT OR SALE OF LIFE CELLS OR LICENSEE PRODUCTS OR THE USE OF CLDP WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL OR PROPRIETARY RIGHTS OF A THIRD PARTY. LIFE AND ITS AFFILIATES EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES THAT THE USE OF LIFE CELLS, INCLUDING WITHOUT LIMITATION, THE USE OF LIFE CELLS IN THE MANUFACTURE OF LICENSEE PRODUCTS OR COMPONENTS THEREOF, THE USE OF THE LIFE RIGHTS OR CLDP, OR THE USE OR TRANSFER OF SUCH LICENSEE PRODUCTS OR COMPONENTS THEREOF BY OR TO ANY AUTHORIZED AFFILIATE OR THIRD PARTY (INCLUDING A SERVICE PROVIDER), AND/OR ANY RESULTS OBTAINED BY USING SUCH LIFE CELLS, LIFE RIGHTS, CLDP OR LICENSEE PRODUCTS OR COMPONENTS THEREOF, ARE, OR WILL BE, FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL OR PROPRIETARY RIGHTS OF THIRD PARTIES; AND THIS ALLOCATION OF RISK BETWEEN THE PARTIES IS REFLECTED IN THE TERMS OF THE AGREEMENT AND IS AN ESSENTIAL ELEMENT OF THE BARGAIN BETWEEN THE PARTIES.

NEITHER LIFE NOR ANY OF ITS AFFILIATES MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE SUITABILITY OF THE LIFE CELLS FOR HUMAN USE OR COMMERCIALIZATION.

9.6 Indirect Damages. NEITHER LIFE NOR ITS AFFILIATES SHALL BE LIABLE HEREUNDER TO LICENSEE, ITS AUTHORIZED AFFILIATES OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR LOSS OF USE DAMAGES) ARISING FROM THE MANUFACTURE OR USE OF LIFE CELLS OR LICENSEE PRODUCTS, OR THE USE OF THE LIFE RIGHTS OR CLDP, OR IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT, EVEN IF LIFE AND/OR ITS AFFILIATES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

EXECUTION COPY	CONFIDENTIAL

9.7 Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL THE TOTAL LIABILITY OF LIFE AND ITS AFFILIATES, ARISING OUT OF OR RELATED TO THIS AGREEMENT INCLUDING, REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY, EXCEED THE TOTAL AMOUNT PAID BY LICENSEE COLLECTIVELY TO LIFE AND ITS AFFILIATES HEREUNDER (DETERMINED AS OF THE DATE OF ANY FINAL JUDGMENT IN SUCH ACTION).

10. Export Regulations. Licensee on behalf of itself and its Authorized Affiliates hereby agrees to comply with all applicable U.S. export laws administered by the FDA and U.S. export control and economic sanctions laws, regulations, and orders, including without limitation those regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control and the U.S. Commerce Department’s Bureau of Industry and Security Without limiting the foregoing, Licensee covenants and agrees that neither it nor its Authorized Affiliates shall, directly or indirectly, sell, export, re-export, transfer, divert, or otherwise release or dispose of any equipment, product, commodities, services, software, samples, materials, information, technical data, or technology received under this Agreement to or through any individual, entity, or destination, or for use prohibited by the laws or regulations of the U.S. or any other applicable jurisdiction without having obtained prior authorization from the competent Governmental Authorities as required by all such laws and regulations. Licensee’s or any of its Authorized Affiliates’ breach of this provision shall constitute cause for immediate termination of this Agreement. Licensee agrees to indemnify and hold harmless Life and its Affiliates for Licensee’s or any of its Authorized Affiliates’ non-compliance with these controls in connection with a breach of this provision.

11. Indemnity; Insurance.

11.1 Indemnification by Licensee. Licensee shall defend, indemnify and hold Life, Life’s Affiliates, and its and their respective officers, directors, employees and agents (the “Life Indemnitees”), harmless from and against all liability, damages, expenses (including reasonable attorneys’ and expert witness fees and expenses), recoveries and losses resulting from any death, personal injury, illness or property damage (collectively, “Losses”) resulting from any claims (including any claims for infringement or misappropriation of intellectual property), demands, actions, suits or proceedings (collectively, “Claims”) brought by a Third Party to the extent that such Claims arise out of, are based on, or result from (i) the replication or use of Life Cells by Licensee, its Authorized Affiliates or Service Providers (ii) the use of Life Rights or CLDP by Licensee, its Authorized Affiliates or Service Providers; (iii) breach by Licensee or any of its Authorized Affiliates or Service Providers of any representation, warranty or covenant made by Licensee in this Agreement or (iv) any use, sale, or import of Licensee Products, including but not limited to, use or reliance upon such Licensee Products or Life Rights, by Licensee, its Authorized Affiliates, Service Providers and/or its or their Distributors or customers.

11.2 Indemnification Procedures. Life Indemnitees shall give written notice to Licensee in a reasonably timely manner after learning of such Claim. Life Indemnitees shall provide Licensee with reasonable assistance, at Licensee’s expense, in connection with the defense of the Claim for which indemnity is being sought. Life Indemnitees may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, that Licensee shall have the right to assume and conduct the defense of the Claim with counsel of its

EXECUTION COPY	CONFIDENTIAL

choice. Licensee shall not settle any Claim without the prior written consent of the Life Indemnitees, not to be unreasonably withheld or delayed, unless the settlement involves only the payment of money. Life Indemnitees shall not settle any Claim without the prior written consent of Licensee. If Licensee does not assume and conduct the defense of the Claim as provided above, (i) Life Indemnitees may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner the Life Indemnitees may deem reasonably appropriate (and Life Indemnitees need not consult with, or obtain any consent from, Licensee in connection therewith); and (ii) Licensee will remain responsible to indemnify the Life Indemnitees as provided in this Section 11.

11.3 Insurance. Licensee will maintain the following insurance policies:

(a) R&D Insurance. $[***] per occurrence, as of the Effective Date of this Agreement and until the date on which an IND with respect to a Licensee Product is submitted to the FDA or a foreign equivalent.

(b) Clinical Trials Insurance. From the first day Licensee commences clinical trials using materials manufactured using Life Cells (“Licensee’s Clinical Trial(s)”) and for at least five (5) years of consistent coverage (tail coverage for claims-made policy) after termination of this Agreement, Licensee will maintain in effect Clinical Trial Insurance Coverage with limits and policy terms required by local Laws in the territories where the Licensee’s Clinical Trials are taking place and not less than:

(i) [***] US dollars ($[***]) per occurrence upon commencement of clinical trial in human volunteers or patients, which shall be deemed commenced when the first volunteer or patient in such study has received the initial dose of a Licensee Product (“Phase I Clinical Trial”); and

(ii) [***] U.S. dollars ($[***]) per occurrence upon commencement of any Licensee’s Clinical Trials beyond Phase I Clinical Trial.

(c) Insurance upon commercialization. Prior to or upon the grant of a Regulatory Authorization for the First Commercial Sale, Licensee will maintain commercial general liability and product liability insurance, covering therapeutic products and Licensee’s obligations under the terms of this Agreement, including its indemnification obligations and costs for defense, for any claims arising from bodily injury and property damage regarding the use of Life Cells with limits not less than [***] dollars ($[***]) per occurrence. This insurance policy will be maintained until the later of: (i) the expiration of any applicable statute of limitations, (ii) [***] following termination of this Agreement, or (iii) [***] following the last sale of Licensee Products. The insurance policies, or certificates issued to Licensee evidencing such insurance shall:

(i) Name as additional insured each of Life and its Affiliates;

(ii) Be primary and non-contributing with, and not in excess of, any other insurance available to Life;

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION COPY	CONFIDENTIAL

(iii) Have reasonable and customary deductible amounts compared to other similar companies in the biotechnology and biopharmaceutical industry; and

(iv) Be issued by responsible insurance earners licensed to do business in the state in which the project is located, and with a rating of not less than A-, as rated in the most currently available “Best’s Insurance Guide”.

Licensee will also maintain locally admitted commercial general liability and/or other clinical trial coverage and product liability insurance, covering therapeutic products and Licensee’s obligations under the terms of this Agreement, in any other territories where (i) Licensee operates, (ii) Licensee’s Clinical Trials are taking place, or (iii) Licensee Products are manufactured, commercialized, or used, as required by applicable Laws. Such insurance policies shall name as additional insured each of Life and its Affiliates, if such additional insured language is customary in these territories.

Certificates of insurance evidencing the coverage as required by this Section 11.3 will be delivered to Life by Licensee upon request. Licensee will notify Life if the insurance policy is cancelled, suspended, non-renewed, terminated, or materially altered, within thirty (30) days from such change.

It is solely Licensee’s responsibility to ensure it maintains the appropriate insurance and level of coverage as required herein, and to notify Life immediately in the event a non-conformity. In the event of a failure or refusal by Licensee carry and maintain levels of insurance required herein or remedy any non-conformity, Life, in addition to all other rights and remedies available to Life, will be entitled to treat such failure or refusal as a material breach of the Agreement.

12. General.

12.1 Entire Agreement. This Agreement constitutes the entire Agreement between Life and Licensee as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings (including the Evaluation Agreement) are merged into, extinguished by and completely expressed by this Agreement This Agreement may be modified or amended only by a writing executed by authorized officers of both of the Parties.

12.2 Notices. Any notice required or permitted to be given by this Agreement shall be given in writing in English by postpaid, first class, registered or certified mail, or by courier or facsimile, property addressed to the other Party at the respective address as follows:

If to Life:	If to Licensee:
Thermo Fisher Scientific, Inc.	BridgeBio Services, Inc.
Life Technologies Corporation	Gene Therapy
5823 Newton Drive	421 Kipling St
Carlsbad, CA 92008 U.S.A.	Palo Alto, CA 94301
Attn: Contract Management and & Analytics	Attn: Finance and Operations
(CMA)	[***]
[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXECUTION COPY	CONFIDENTIAL

Either Party may change its address by providing notice to the other Party. Unless otherwise specified herein, any notice given in accordance with the foregoing shall be deemed given within four (4) Business Days after the day of mailing, or one (1) Business Day after the date of delivery to the courier, as the case may be.

12.3 Governing Law. This Agreement shall be interpreted and enforced in accordance with laws of the State of California in the United States of America, without regard to its conflicts of laws rules, provided, that those matters pertaining to the validity or enforceability of patent rights shall be interpreted and enforced in accordance with the laws of the territory in which such patent rights exist. The parties expressly agree that the application of the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded and shall NOT apply to this Agreement.

12.4 Compliance with Laws. Each Party agrees to comply with Laws in exercising its rights and performing its obligations under the Agreement. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement or concerning the legal right of the Parties to enter into this Agreement and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements.

12.5 Injunctive Relief. Notwithstanding anything herein seemingly to the contrary, either Party may seek injunctive relief from a court of competent jurisdiction to prevent or limit damage to that Party’s Confidential Information or otherwise preserve the status quo pending the proceeding.

12.6 Relationship of Parties. The relationship of the Parties is that of independent contractors, and nothing herein shall be construed as establishing one Party or its Affiliates as the agent, legal representative, joint venturer, partner, employee, or servant of the other Party or its Affiliates. Except as set forth herein, neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party or its Affiliates. No Party shall hold itself out as being the agent, legal representative, joint venturer, partner, employee, or servant of the other Party or its Affiliates or as having authority to represent or act for the other Party or its Affiliates in any capacity whatsoever, except as authorized herein.

12.7 Force Majeure. If the performance of this Agreement or any obligation hereunder (except for the payment of money) is prevented, restricted or interfered with by reason of fire or other casualty or accident, strikes or labor disputes, inability to procure raw materials, power or supplies, war, invasion, civil commotion or other violence, compliance with any order of any governmental authorities or any other act or conditions whatsoever beyond the reasonable control of either Party hereto, the Party so affected upon giving a prompt notice to the other Party shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed, to the extent commercially reasonable.

12.8 Waiver, Modifications and Amendments. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the Parties.

EXECUTION COPY	CONFIDENTIAL

12.9 Headings. Headings used herein are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

12.10 Severability. Should one or more of the provisions contained in this Agreement be held invalid, illegal or unenforceable by a court or tribunal with jurisdiction to do so, then the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the Parties’ substantive rights. In such instance, the Parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.11 Counterparts. This Agreement may be signed in one or more counterparts, all of which together shall constitute one and the same Agreement, binding on the Parties as if such Parties had signed the same document.

IN WITNESS WHEREOF, the Parties intending to be legally bound have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

For Life:		For Licensee:

Life Technologies Corporation		BridgeBio Services, Inc.

By:	/s/ Deborah Day Barbara	By:	/s/ Eric David
(signature)		(signature)

Name:	Deborah Day Barbara	Name:	Eric David
(please print)		(please print)

Title	Sr Director, Therapeutic Licensing	Title:	Chief Executive Officer

Date:	November 27, 2018	Date:	November 26, 2018

EXECUTION COPY	CONFIDENTIAL

EXHIBIT A

AUTHORIZED AFFILIATES

Authorized Affiliates:

(1) Adrenas Therapeutics Inc., a Delaware corporation having its principal place of business at 421 Kipling Street, Palo Alto, California 94301, USA

(2) Aspa Therapeutics Inc., a Delaware corporation having its principal place of business at 421 Kipling Street, Palo Alto, California 94301, USA